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                                                                    EXHIBIT 99.1


Thursday July 30, 5:10 pm Eastern Time

Company Press Release

(BW) (IXC)-COMMUNICATIONS)(IIXC) IXC Communications Inc. Announces Extension of Offer to Exchange Its 9 Percent Senior Subordinated Notes Due 2008

         AUSTIN, Texas--(BUSINESS WIRE)--July 30, 1998--IXC Communications Inc. (NASDAQ:IIXC) announced today that it will extend its offer (the "Exchange Offer") to exchange its 9 percent Senior Subordinated Notes Due 2008 (the "New Notes") which have been registered under the Securities Act of 1933 (the "Securities Act") for any and for all of its outstanding 9 percent Senior Subordinated Notes Due 2008 (the "Old Notes").

         The Exchange Offer, originally scheduled to expire at 5:00 p.m., New York City time, on July 30, 1998, will expire at 5:00 p.m., New York City time on Aug. 6, 1998, unless extended. All other terms and conditions of the Exchange Offer remain the same. As of 3:00 p.m., New York City time on July 30, 1998, approximately $431.8 million (out of $450 million) in aggregate principal amount of the Old Notes have been tendered in exchange for a like principal amount of New Notes.

         The Old Notes have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Old Notes or the New Notes in any state in which such offer, solicitation or sale, would be unlawful prior to registration or qualification under the securities laws of any such state. The offer is subject to all the terms and conditions set forth in the Prospectus dated June 25, 1998, previously distributed to holders of the Old Notes.

         IXC's network-based delivery solutions are designed to address the increasing speed and capacity requirements of the global communications market. Having recently completed the U.S.'s first new coast-to-coast fiber optic network in a decade, IXC Communications Inc. is at the forefront of the industry's new class of emerging carriers.

         The company's offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is located at www.ixc-comm.com.

---- Contact:

     IXC Communications Inc., Austin
     Melissa Jackson, 512/231-5247 (Media Contact) mjackson@ixc-comm.com
      or
     Greta Wiechman, 888/267-9478 (Investor Contact) gwiechman@ixc-comm.com